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                                                             Exhibit 99.1A(5)(c)



[FARM BUREAU LOGO]             SOUTHERN FARM BUREAU
                              LIFE INSURANCE COMPANY
          -------------------------------------------------------------
         Post Office Box 78 - Jackson, Mississippi 39205 - 601-981-7422


                            ACCELERATED BENEFIT RIDER


IMPORTANT NOTICE: RECEIPT OF BENEFITS UNDER THIS RIDER MAY BE A TAXABLE EVENT. BEFORE ELECTING A BENEFIT UNDER THIS RIDER YOU SHOULD SEEK THE ADVICE OF YOUR PERSONAL TAX ADVISOR.

                                     BENEFIT

Subject to the terms of this Rider You may elect to exchange up to 50% of Eligible Death Benefit as defined herein for an Accelerated Benefit. ANY POLICY CASH OR LOAN VALUES AND THE POLICY DEATH BENEFIT WILL BE REDUCED IF YOU RECEIVE AN ACCELERATED BENEFIT.

                                   DEFINITIONS

WE, US, OUR, and COMPANY as used in this Rider mean Southern Farm Bureau Life Insurance Company.

YOU and YOUR mean the Owner of the policy to which this Rider is attached.

INSURED means the individual named as the Insured under this policy. Insured does not include other Insureds under an Insurance on Other Insured Rider or Child Term Insurance Rider.

TERMINAL ILLNESS is a noncorrectable medical condition resulting from bodily injury or disease that:

     (a) with reasonable degree of medical certainty, will result in death of the Insured in less than 12 months from the date of the Physician Statement; and

     (b)  was first diagnosed on or after the Effective Date of this Rider.

PHYSICIAN STATEMENT means a statement acceptable to us, signed by a Physician which:

     (a)  gives the Physician's diagnosis of the Insured's Terminal Illness;

     (b) is dated the same as the date of diagnosis and at least 14 days after the onset of the noncorrectable medical condition; and

     (c) states that with reasonable medical certainty, the condition will result in the death of the Insured in 12 months or less from the date of the Physician Statement.

PHYSICIAN means an individual who is licensed to practice medicine in the state in which treatment is received and is acting within the scope of that license. Physician does not include: the Insured; the Owner; any member of the immediate family of the Insured or Owner; or any member of the immediate family of the spouse of the Insured or Owner.

FORM L509                            1
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ELIGIBLE DEATH BENEFIT is that part of the Death Benefit payable under this policy on the death of the Insured which is available as an accelerated benefit. The Eligible Death Benefit is the Death Benefit reduced by any outstanding policy loans and loan interest.

ACCELERATED BENEFIT AMOUNT means the amount that We would pay under this Rider while the Insured is still living but suffering from a Terminal Illness. The Accelerated Benefit Amount is payable in exchange for Eligible Death Benefit.

The Accelerated Benefit Amount is computed by reducing the Eligible Death Benefits that are exchanged. The reduction will depend on Our assumptions concerning reduced life expectancy and interest. The interest rate We use in this calculation will not exceed the greater of:

     (a)  The current yield on 90 day treasury bills; or

     (b)  The current maximum statutory adjustable policy loan interest rate.

In calculating the Accelerated Benefit Amount We will also consider other factors if applicable to your policy:

     (a)  Continuation of any reduction of guaranteed charges;

     (b) Continuation of the current rate of any interest in excess of the guaranteed rate of 4% per annum credited on policy values;

     (c) An administrative fee not to exceed the greater of $300 or 3% of the Eligible Proceeds exchanged.

                               AMOUNT LIMITATIONS

At the time You elect to receive benefits under this Rider You must elect to exchange at least $10,000 of Eligible Death Benefit. The remaining Death Benefit after the exchange must satisfy the Company's requirements for policy size. The amount of Eligible Death Benefit You exchange under all riders with the Company cannot exceed $250,000.

                               PAYMENT OF BENEFITS

We will pay benefits under this Rider upon due receipt of Your election and subsequent approval by Us. Once an exchange has been made under this Rider, no further exchanges are permitted. Benefits will be paid in a lump sum or, upon Your request, in equal monthly payments for a period of 12 months under a supplementary contract. In such case, for each $1,000 of Accelerated Benefit Amount, the monthly payment amount will be at least $84.47.

If an election has been submitted to Us and the Insured dies before any payment is made, We will consider the election to be null and void. In that event the policy proceeds will be paid under the terms of the policy. Once an election has been made to receive Accelerated Benefits, the election cannot be withdrawn.

FORM L509                               2
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                CONDITIONS FOR EXCHANGE OF ELIGIBLE DEATH BENEFIT

The exchange of Eligible Death Benefit is subject to the following conditions:

     (a)  The policy must be in force.

     (b) We must receive Proof of Terminal Illness acceptable to Us during the lifetime of the Insured.

     (c) The policy must not be legally or equitably assigned except to Us as security for a policy loan.

     (d) We must receive a consent form from all irrevocable beneficiaries. We also reserve the right to require a consent form from a spouse, the Insured, or other beneficiaries, or any other person who, in Our opinion, may have an interest in the policy.

You may not elect Accelerated Benefits under this policy if:

     (a) The Owner or Insured is required by law to use this benefit to meet the claims of creditors; or

     (b) The Owner or Insured is required by a government agency to use this benefit in order to apply for, obtain, or keep a government benefit or entitlement.

                              EFFECT ON THE POLICY

Any exchange of Eligible Death Benefit under this Rider will reduce future policy benefits.

All amounts taken into account in calculating the amount of Eligible Death Benefit will be reduced in the same proportion as the Eligible Death Benefit exchanged bears to the total Eligible Death Benefit. Any policy values and outstanding loans will be reduced in this same proportion. If the policy requires regularly scheduled premiums, the new premiums will be as if the contract had been originally issued at the reduced amount.

Any insurance amounts not taken into account in calculating the Eligible proceeds will not be affected.

                                CLAIM PROVISIONS

PROOF OF TERMINAL ILLNESS: Written Proof of the Terminal Illness of the Insured must be received by Us before payment of any benefits under this Rider can be approved. This proof will include a properly completed claim form and a Physician Statement. We may request additional medical information from the Physician submitting the statement.

PHYSICAL EXAMINATION: We reserve the right to have the Insured examined by a Physician of Our choosing prior to approving Accelerated Benefits. Any such examination will be at Our expense. If the Physician We choose provides a conflicting Physician Statement, We reserve the right to rely on that statement for claim purposes.

                                INCONTESTABILITY

The company will not contest this Rider after it has been in force during the lifetime of the Insured for two years from its Effective Date.

FORM L509                           3
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                               GENERAL PROVISIONS

RIGHT TO EXAMINE RIDER: The Owner may return this Rider to the Company or its authorized agent within 30 days of receiving it. Upon return this Rider will be cancelled as of its Effective Date.

CONSIDERATION: This Rider is issued in consideration of the application. It is attached to and is a part of the policy. Unless changed by this Rider, all provisions of the Policy remain the same and apply to this Rider. Terms used in the Rider shall have the same meaning as in the policy to which this Rider is attached.

                                   TERMINATION

This Rider will terminate on the earliest of the following:

     (a) Cancellation, surrender, maturity, lapsation, exchange, or other termination of the policy; or

     (b)  the day We receive written notice requesting termination.

                                 EFFECTIVE DATE

The Effective Date of this Rider is the date of issue of the policy, unless this Rider was made a part of the policy after the date of issue. In that event the Effective Date is shown below.


                                               /s/ J.A. Purvis

                                               Secretary


Effective Date:______________


FORM L509                               4